Exhibit 10.1

  THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE
               BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.



                       FORM OF RESTRICTED STOCK AGREEMENT
                                    UNDER THE
                   2002 MANAGEMENT INCENTIVE COMPENSATION PLAN
                           (February 24, 2003 Grants)

         THIS AGREEMENT is made as of February 24, 2003, by and between CenturyTel, Inc. ("CenturyTel") and ______________ ("Award Recipient").

         WHEREAS, CenturyTel maintains the 2002 Management Incentive Compensation Plan (the "Plan"), under which the Compensation Committee of the Board of Directors of CenturyTel (the "Committee") may, among other things, grant restricted shares (the "Restricted Stock") of CenturyTel's common stock, $1.00 par value per share (the "Common Stock"), to key employees of CenturyTel or its subsidiaries as the Committee may determine, subject to terms, conditions, or restrictions as it may deem appropriate;

         WHEREAS, pursuant to the Plan the Committee has awarded to the Award Recipient shares of Restricted Stock.

         NOW, THEREFORE, in consideration of the premises, it is agreed with respect to the Restricted Stock as follows:

                                       1.
                                 AWARD OF SHARES

         1.1 Under the terms of the Plan, the Committee hereby awards to the Award Recipient _______ shares of Restricted Stock that vest, subject to
Section 3 hereof, in installments as follows:

       Scheduled Vesting Date          Number of Shares of Restricted Stock
       ----------------------          ------------------------------------
            March 15, 2004
            March 15, 2005
            March 15, 2006

         1.2 All awards hereunder are subject to the terms, conditions, and restrictions set forth in the Plan and in this Agreement. The date of grant of the Restricted Stock is February 24, 2003.

                                       2.
                              AWARD RESTRICTIONS ON
                                RESTRICTED STOCK

         In addition to the conditions and restrictions provided in the Plan, the shares of Restricted Stock and the right to vote the Restricted Stock and to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered prior to vesting. Subject to the restrictions on transfer provided in this Section 2, the Award Recipient shall be entitled to all rights of a shareholder of CenturyTel with respect to the Restricted Stock, including the right to vote the shares and receive dividends and/or other distributions declared thereon.

                                       3.
                            TERMINATION OF EMPLOYMENT

         If an Award Recipient's employment terminates as the result of death or disability within the meaning of Section 22(e)(3) of the Internal Revenue Code ("Disability"), all unvested shares of Restricted Stock shall immediately vest and all restrictions thereon shall lapse. Unless the Committee determines otherwise in the case of retirement of the Award Recipient or termination by CenturyTel of the Award Recipient's employment, termination of employment for any other reason, except termination upon a Change of Control (as provided in Section 9.13 of the Plan), shall result in forfeiture of all unvested Restricted Stock.

                                       4.
                               FORFEITURE OF AWARD

         4.1 If, at any time during the Award Recipient's employment by CenturyTel or within 18 months after termination of employment, the Award Recipient engages in any activity in competition with any activity of CenturyTel, or inimical, contrary or harmful to the interests of CenturyTel, including but not limited to: (a) conduct relating to the Award Recipient's employment for which either criminal or civil penalties against Award Recipient may be sought, (b) conduct or activity that results in termination of Award Recipient's employment for cause, (c) violation of CenturyTel's policies, including, without limitation, CenturyTel's insider trading policy and corporate compliance program, (d) accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of CenturyTel who was employed at any time during Award Recipient's tenure with CenturyTel, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of CenturyTel or any of its lines of business (a "competitor"), except for (A) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by Award Recipient during Award Recipient's tenure with CenturyTel, but only if provided in the good faith and reasonable belief that such action would benefit CenturyTel by promoting good business relations with the competitor and would not harm CenturyTel's interests in any substantial manner or (B) any other service or assistance that is provided at the request or with the written permission of CenturyTel, (e) disclosing or misusing any confidential information or material concerning CenturyTel, (f) engaging in, promoting, assisting or otherwise participating in a hostile takeover attempt of CenturyTel or any other transaction or proxy contest that could reasonably be expected to result in a Change of Control (as defined in the Plan) not approved by the CenturyTel Board of Directors or (g) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, regulators, employees or others with whom CenturyTel engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of CenturyTel, or taking any other action that could reasonably be expected to injure CenturyTel in its business relationships with any of the foregoing parties or result in any other detrimental effect on CenturyTel, then the award of Restricted Stock granted hereunder shall terminate and (i) all shares of Common Stock acquired by the Award Recipient pursuant to this Agreement shall be returned to CenturyTel or, if no longer held by the Award Recipient, the Award Recipient shall pay in cash to CenturyTel, without interest, all amounts received by the Award Recipient upon the sale of such Common Stock, and (ii) all unvested shares of Restricted Stock shall be forfeited.

         4.2  If the Award Recipient owes any amount to CenturyTel under
Section 4.1 above, the Award Recipient acknowledges that CenturyTel may, to the fullest extent permitted by applicable law, deduct such amount from any amounts CenturyTel owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as salary, wages or other compensation, fringe benefits, or vacation pay). Whether or not CenturyTel elects to make any such set-off in whole or in part, if CenturyTel does not recover by means of set-off the full amount the Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to CenturyTel.

         4.3 The Award Recipient may be released from the Award Recipient's obligations under Sections 4.1 and 4.2 above only if the Committee determines in its sole discretion that such action is in the best interests of CenturyTel.

                                       5.
                               STOCK CERTIFICATES

         5.1 The stock certificates evidencing the Restricted Stock shall be retained by CenturyTel until the lapse of restrictions under the terms hereof. CenturyTel shall place a legend, in the form specified in the Plan, on the stock certificates restricting the transferability of the shares of Restricted Stock.

         5.2 Upon the lapse of restrictions on shares of Restricted Stock, CenturyTel shall cause a stock certificate without a restrictive legend to be issued with respect to the vested Restricted Stock in the name of the Award Recipient or his or her nominee within 30 days. Upon receipt of such stock certificate, the Award Recipient is free to hold or dispose of the shares represented by such certificate, subject to applicable securities laws.

                                       6.
                                   DIVIDENDS

         Any dividends paid on shares of Restricted Stock shall be paid to the Award Recipient currently.

                                       7.
                                WITHHOLDING TAXES

         At the time that all or any portion of the Restricted Stock vests, the Award Recipient must deliver to CenturyTel the amount of income tax withholding required by law. In accordance with the terms of the Plan, the Award Recipient may satisfy the tax withholding obligation by delivering currently owned shares of Common Stock or by electing to have CenturyTel withhold from the shares the Award Recipient otherwise would receive shares of Common Stock having a value equal to the minimum amount required to be withheld.

                                       8.
                              ADDITIONAL CONDITIONS

         Anything in this Agreement to the contrary notwithstanding, if at any time CenturyTel further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to CenturyTel. CenturyTel agrees to promptly take any and all actions necessary or desirable in order that all shares of Common Stock issuable hereunder shall be issued as provided herein.

                                       9.
                       NO CONTRACT OF EMPLOYMENT INTENDED

         Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of CenturyTel, or to interfere in any way with the right of CenturyTel to terminate the Award Recipient's employment relationship with CenturyTel at any time.

                                      10.
                                 BINDING EFFECT

         This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors. Without limiting the generality of the foregoing, whenever the word "Award Recipient" is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the word "Award Recipient" shall be deemed to include such person or persons.

                                      11.
                             INCONSISTENT PROVISIONS

         The shares of Restricted Stock granted hereby are subject to the provisions of the Plan. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control. The Award Recipient acknowledges that a copy of the Plan was distributed or made available to the Award Recipient and that the Award Recipient was advised to review such Plan prior to entering into this Agreement. The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient's heirs, executors, representatives and administrators.

                                      12.
                          ATTORNEYS' FEES AND EXPENSES

         Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof, including, but not limited to, the institution of any action or proceeding in court to enforce any provision hereof, to enjoin a breach of any provision of this Agreement, to obtain specific performance of any provision of this Agreement, to obtain monetary or liquidated damages for failure to perform any provision of this Agreement, or for a declaration of such parties' rights or obligations hereunder, or for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys' fees (including costs of appeal).

                                      13.
                                  GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

                                      14.
                                  SEVERABILITY

         If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Award Recipient and CenturyTel intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

                                      15.
                         ENTIRE AGREEMENT; MODIFICATION

         The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of the Agreement shall be void and ineffective for all purposes.




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